Exhibit 99.6 Press Release dated May 13, 2016

Tengasco Announces First Quarter 2016 Financial Results

GREENWOOD VILLAGE, Colo., May 13, 2016 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today its financial results for the quarter ended March 31, 2016. The Company reported a net loss of $(1,404,000) or $(0.23) per share of common stock during the first quarter of 2016 compared to net loss of $(515,000) or $(0.08) per share of common stock during the first quarter of 2015.  The $889,000 decrease was primarily due to recording a $702,000 decrease in revenues, a non-cash ceiling test impairment of $641,000as a result of the low oil prices experienced during 2015 and 2016, a $331,000 decrease in income tax benefit, all of which were partially offset by a $396,000 decrease in DD&A, a $363,000 decrease in production costs and taxes, and a $54,000 decrease in general and administrative costs.  Net loss before effect of impairment was $(763,000) or $(0.13) for the quarter ended March 31, 2016(a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company also recognized $932,000 in revenues during the first quarter of 2016 compared to $1,634,000 during the first quarter of 2015. This revenue decrease from 2015 levels was primarily due to a $407,000 decrease related to a $14.63 per barrel decrease in the average oil price from an average price of $42.30 per barrel during first quarter of 2015 compared to an average price of $27.67 per barrel during the first quarter of 2016, and a $328,000 decrease related to a 7.7 MBbl decrease in oil sales volumes.  The more significant sales volume declines were experienced in the Albers B, Coddington, Dick A, Heyl, Howard A, Kraus B, Liebenau, Mosher, Veverka B and D leases.

Michael J. Rugen, CEO said, “During the first quarter of 2016, the Company completed the seismic shoot over its Saline County, Kansas acreage.  While we have not completed our interpretation of the seismic, it appears that several potential drilling locations may exist.  In addition, the Company continues to evaluate acquisition, joint venture, and corporate opportunities that will add value to the Company.  Although we are in the process of evaluating several opportunities, no agreements have been entered into by the Company to move forward with any of the opportunities currently under evaluation.  In order to fund this potential drilling as well as other possible transactions, the Company is considering additional means of raising capital as the current credit facility would not be sufficient to fund these potential opportunities.

Personnel reductions announced during the first quarter of 2016, resulted in savings of payroll and benefit costs of approximately $19,000.  However, these savings were offset by one time severance payments made to the severed personnel.  The Company realized only a small portion of these saving as the reductions occurred late in the first quarter.  In future quarters, the Company anticipates savings of approximately $125,000 per quarter as a result of these personnel reductions.  These anticipated savings may be reduced as a result of using contractors and consultants on an as needed basis.

During the first quarter 2016 we saw realized oil prices drop below $30 per barrel.  This was the lowest level we have seen during this current period of low prices.  Although we have experienced price increases since the end of the first quarter, current price levels still make it a challenge for the company to regain profitability.  During the first quarter of 2016, the Company recorded a non-cash ceiling test impairment.  This represents the third quarter in a row that such an impairment has been recorded.  The Company also expects to record an impairment during the second quarter of 2016 as it appears that prices during the second quarter of 2016 will be significantly lower than prices realized during the second quarter of 2015.  We will continue to evaluate all of our suppliers and service providers in order to determine if there are additional ways for the Company to reduce G&A and operating costs.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

GAAP to Non-GAAP Reconciliation ($ thousands, except per share data)

Quarter Ended
March 31, 2016

Net loss from continuing operations (US GAAP)	$(1,404)
Impairment	$641
Net loss before effect of impairment	$(763)
Net loss per share – basic and diluted (US GAAP)	$(0.23)
Impairment, net of tax per share – basic and diluted	$0.10
Net loss per share before effect of impairment – basic and diluted	$(0.13)

SOURCE Tengasco, Inc.